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                                                                      EXHIBIT 11

                           MARKWEST HYDROCARBON, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                          (000s, EXCEPT PER SHARE DATA)

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                                                        For the Quarter Ended          For the Year Ended
                                                            June 30, 2000                 June 30, 2000
                                                        ----------------------         -------------------
Net income                                                      $1,107                        $4,362

Weighted average number of outstanding shares of
     common stock                                                8,451                         8,452

Basic earnings per share                                        $ 0.13                        $ 0.52
                                                                ======                        ======

Net income                                                      $1,107                        $4,362

Weighted average number of outstanding shares of
     common stock                                                8,451                         8,452
Dilutive stock options                                              32                            23
                                                                ------                        ------
                                                                 8,483                         8,475

Earnings per share assuming dilution                            $ 0.13                        $ 0.51
                                                                ======                        ======
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